EXHIBIT 99.1

Press Release	For Immediate Release Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES DECISION NOT TO PARTICIPATE IN THE TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

Jenkintown, PA (November 13, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), announced today that it will not apply for funds available through the U.S. Treasury’s Capital Purchase Program.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “In light of the Company’s strong capital base and its earnings, growth, liquidity, and business strategy, we have decided not to seek federal funds through the U.S. Treasury’s Capital Purchase Program, although we believe we would be eligible for such funds. The Bank’s regulatory capital is significantly in excess of well capitalized levels, even with the additional provisions for loan losses to be recognized in the fourth quarter of 2008, as disclosed in our most recently filed Form 10-Q.”

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of September 30, 2008, Abington Bancorp had $1.16 billion in total assets, $631.3 million in total deposits and $244.2 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.